UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):    February 27, 2007
ALKERMES, INC.
(Exact Name of Registrant as Specified in its Charter)

PENNSYLVANIA (State or Other Jurisdiction of Incorporation)	1-14131 (Commission File Number)	23-2472830 (I.R.S. Employer Identification No.)

88 Sidney Street Cambridge, Massachusetts (Address of principal executive offices)	02139 (Zip Code)
Registrant’s telephone number, including area code:    (617) 494-0171
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
On February 27, 2007, the Board of Directors of Alkermes, Inc. (the “Company”) approved its succession plan for senior management that will become effective at the beginning of the Company’s new fiscal year, April 1, 2007. David A. Broecker, Alkermes’ President and Chief Operating Officer for the past six years, will become President and Chief Executive Officer. He will succeed Richard F. Pops, the Company’s Chief Executive Officer since 1991, who will become Chairman of Alkermes’ Board of Directors. Michael A. Wall, an Alkermes founder and current Chairman of the Board, will step down as Chairman, will remain as a director and will serve as Chairman Emeritus and part-time employee of the Company. Richard Pops intends to remain actively involved as a full-time employee of the Company focusing on corporate strategy and other initiatives. On February 27, 2007, the Company and Mr. Pops entered into an Employment Agreement, which is attached as an exhibit hereto and the material terms of which are summarized below, pursuant to which Mr. Pops will become the Chairman of the Company’s Board of Directors.
The Board also voted to increase the number of members of the Board of Directors from nine to ten and to elect Mr. Broecker to the Board of Directors upon his becoming the Company’s Chief Executive Officer, to serve until his successor is duly elected or qualified, or until his earlier resignation or removal.
Mr. Broecker, who is 46 years old, has served as the Company’s President since February 2001 and as its Chief Operating Officer since January 2002. There is no arrangement or understanding pursuant to which Mr. Broecker was selected as Chief Executive Officer or a director and there are no family relationships between Mr. Broecker and the directors or executive officers of the Company. Since the beginning of the Company’s last fiscal year and except as disclosed in the Company’s definitive proxy statement or annual report on Form 10-K/A, Mr. Broecker has not had any transactions (i) with Alkermes, (ii) with any of the Company’s directors, nominees for election as a director or executive officers, (iii) with any security holder who is known to Alkermes to own of record or beneficially more than five percent of any class of the Company’s voting securities, or (iv) with any member of the immediate family of any of the foregoing persons in amounts greater than $60,000, nor is there contemplation of any such transactions.
No amendment has been made to the existing part-time employment agreement of Mr. Wall or the current employment agreement of Mr. Broecker, or to their current compensation, as a result of the events described above. The compensation committee of the Board is currently evaluating Mr. Broecker’s compensation. The following summary of Mr. Pops’ Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the text of his Employment Agreement, which is an exhibit hereto and incorporated herein by reference.
The term of Mr. Pops’ Employment Agreement is three years beginning April 1, 2007. Pursuant to the agreement, Mr. Pops will serve as the Company’s Chairman of the Board of Directors and will be responsible for overseeing strategic issues affecting the Company and maintaining key relationships with the Company’s business partners. During the initial year of the agreement, Mr. Pops will dedicate the time and resources necessary to assist in the transition of Mr. Broecker to the role of Chief Executive Officer. Mr. Pops will continue to receive the same salary, and be entitled to the same benefits, as under his current employment agreement with the company. During the first year of the agreement, Mr. Pops will be eligible to receive a bonus at the same target rate of his base salary as under his current employment agreement, and will be eligible to receive restricted stock awards commensurate with recent equity awards based on performance criteria to be determined by the Company’s Compensation Committee. After the first year, any bonus and/or equity award would be based on criteria established by the Compensation Committee.
If, during the term of the Employment Agreement, the Company terminates Mr. Pops’ employment without cause or Mr. Pops terminates his employment for good reason, the Company will make a severance payment to Mr. Pops in an amount equal to two times (i) the average of his base salary in effect during the prior two years plus (ii) the average of his bonus during the prior two years. In the event Mr. Pops’ employment is terminated under circumstances that would entitle him to a severance payment under his Change in Control Employment Agreement with the Company, dated December 19, 2000, he may elect to collect severance under either that agreement or the Employment Agreement, but not both.

Item 9.01   Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement dated as of February 27, 2007

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALKERMES, INC.
Date: March 5, 2007	By:	/s/ James M. Frates
James M. Frates
Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

10.1	Employment Agreement dated as of February 27, 2007